Exhibit 10.25
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of March, 2006 (the “Effective Date”), between GULFSTREAM INTERNATIONAL AIRLINES, INC., a Florida corporation, whose principal place of business is 3201 Griffin Road, Dania, Florida 33004 and any of its successors or affiliated companies (collectively, the “Company”) and THOMAS L. COOPER, an individual whose business address is 3201 Griffin Road, Dania, Florida 33004 (the “Executive”).
RECITALS
     A. The Company is principally engaged in the business of commercial passenger flight operations and incidental cargo operations by an “air carrier” under Federal Aviation Regulation Part 121 (the “Business”) in Florida, the Bahamas and certain portions of Cuba, as described below.
     B. The Company presently employs the Executive and desires to continue to employ the Executive and the Executive desires to continue in the employ of the Company.
     C. The Company has established a valuable reputation and goodwill in its business, with expertise in all aspects of the Business.
     D. The Executive, by virtue of the Executive’s employment with the Company, has become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company’s business.
     E. The Executive has previously been employed by the Company subject to the terms of that certain Executive Employment Agreement, dated August 7, 2003 (the “Prior Employment Agreement”), by and between the Company and the Executive.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the mutual agreements herein made, the parties hereto agree as follows:
     1. Recitals. The above recitals are true, correct and are herein incorporated by reference.
     2. Employment. The Company employs the Executive and the Executive hereby accepts employment upon the terms and conditions hereinafter set forth.
     3. Authority and Power During Employment Period.
          a. Duties and Responsibilities. During the term of this Agreement, the Executive shall serve as Chief Executive Officer of the Company and shall have general executive operating supervision over the property, business and affairs of the Company, its subsidiaries and divisions, subject to the guidelines and direction of the Board of Directors of the Company (the “Board of Directors”).

          b. Time Devoted. Throughout the Term (defined below) the Executive shall devote necessary time and attention to the business and affairs of the Company consistent with the Executive’s senior executive position with the Company, except for reasonable vacations and except for illness or incapacity, but nothing in this Agreement shall preclude the Executive from engaging in personal business including as a member of the board of directors of related companies, charitable and community affairs, provided that such activities do not interfere with the regular performance of the Executive’s duties and responsibilities under this Agreement.
     4. Term. The initial term of employment hereunder (the “Initial Term”) will commence on the date as set forth above and terminate one (1) year from the Effective Date and such term shall automatically be extended for each successive year thereafter (each a “Renewal Term” and collectively with the Initial Term, the “Term”) unless (a) the parties mutually agree in writing to alter or amend the terms of the Agreement; or (b) one or both of the parties exercises their right, pursuant to Section 6 below, to terminate this employment relationship.
     5. Compensation and Benefits.
          a. Base Compensation. For all services rendered by the Executive pursuant to the terms of this Agreement and in consideration of the execution of this Agreement by the Executive, the Company shall pay to Executive a base salary of One Hundred Thousand Dollars ($100,000) per year, to be increased from time to time to reflect changes in the Consumer Price Index or at the discretion of the Board of Directors, to be paid in equal twenty-six (26) bi-weekly installments or otherwise consistent with routine payroll practice of the Company (the “Compensation”).
          b. Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other salaried employees, at the Executive’s sole option, including, but not limited to pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, compensation continuation, vacation and holidays, cellular telephone and all related costs and expenses, long-term disability, personal aircraft use, as determined by the Company and the Executive from time to time, and other fringe benefits (collectively, the “Executive Benefits”).
          c. Vacation. During each fiscal year of the Term, the Executive shall be entitled to three (3) weeks of paid vacation time and to utilize such vacation as the Executive shall determine; provided, however, that the Executive shall exercise reasonable judgment with regard to appropriate vacation scheduling.
          d. Business Expense Reimbursement. During the Term, the Executive shall be entitled to receive proper reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided the Executive properly accounts therefor.
     6. Termination.
          a. Death. In the event of the death of the Executive during the Term, Compensation shall be paid to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive for a period of six (6) months from and after the date of death.
          b. Disability.

          (1) In the event of the Executive’s Disability, as hereinafter defined, the Executive shall be entitled to compensation in accordance with the Company’s disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive’s Compensation for a period, at the annual rate in effect immediately prior to the commencement of Disability, of not less than six (6) months from the date on which the Disability has been deemed to occur as hereinafter provided. Any amounts provided for in this Section 6(b) shall not be offset by other long-term disability benefits provided to the Executive by the Company.
          (2) “Disability,” for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive is unable by reason of sickness, disease or accident to substantially perform the Executive’s duties under this Agreement for an aggregate of six (6) months in any 12-month period; or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to Disability shall be deemed to have occurred upon the first (1st) day of the month following the determination of Disability as defined in the preceding sentence.
          (3) Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to Disability as provided in Section 6(b)(2), the Executive becomes re-employed, whether as an executive or a consultant, any compensation, annual incentive payments or other benefits earned by the Executive from such employment shall not be offset against any compensation continuation due to the Executive hereunder.
          c. Termination by the Company for Cause.
          (1) Nothing herein shall prevent the Company from terminating the Executive for Cause (as hereinafter defined). The Executive shall continue to receive Compensation only for the period ending with the date of such termination as provided in this Section 6(c). Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.
          (2) “Cause” means (A) repeated failure or refusal to reasonably cooperate with a governmental investigation of the Company; (B) willfully committing or participating in any act or omission which constitutes willful misconduct, fraud, misrepresentation, embezzlement or dishonesty that is materially injurious to the Company; (C) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent that is materially injurious to the Company, monetarily or otherwise; (D) engaging in a criminal enterprise involving moral turpitude; (E) any crime resulting in a conviction, which constitutes a felony in the jurisdiction involved (other than a motor vehicle felony that does not result in the incarceration of the Executive); (F) any loss of any state or federal license required for the Executive to perform the Executive’s material duties or responsibilities for the Company; or (G) any material breach of this Agreement by the Executive.
          (3) Notwithstanding anything else contained in this Agreement, the Term will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6(c)(2).
          d. Termination by the Company for Reasons Other than Cause.
          (1) The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause as provided in Section 6(c) above, the Company may terminate this

Agreement upon giving two (2) months prior written notice. During such 2-month period following the delivery of the notice, the Executive shall continue to perform the Executive’s duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement. At the expiration of such 2-month period, the Executive will be entitled to continued Executive Benefits to be paid by the Company for the balance of the Initial Term or any then-current Renewal Term and Compensation for a period of six (6) months.
          (2) In the event that the Executive’s employment with the Company is terminated pursuant to this Section 6(d) or Section 6(g), then Section 7(a) of this Agreement and all references thereto shall be inapplicable as to the Executive and the Company; provided, however, that nothing contained in this Section 6(d)(2) shall affect any non-competition obligations contained in that certain Stock Purchase Agreement, of even date herewith, relating to the Company, G-Air Holdings Corp. and Gulfstream Training Academy, Inc. by and among Gulfstream Acquisition Group, Inc. and the Executive, Thomas P. Cooper, and Aero Group Associates, Inc.
          e. Voluntary Termination. In the event the Executive terminates the Executive’s employment of the Executive’s own volition prior to the expiration of the Term, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6(c).
          f. Constructive Termination of Employment. A termination by the Company for Reasons Other than Cause under Section 6(d) shall, at the option of the Executive, be deemed to have occurred upon the occurrence of one or more of the following events (each, a “Constructive Termination”) without the express written consent of the Executive:
          (1) a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the Executive’s position as described in Section 3; or
          (2) a material breach of the Agreement by the Company; or
          (3) a material reduction of the Executive’s benefits under any employee benefit plan, compensation plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the Effective Date, which reduction shall not be effectuated for similarly situated employees of the Company; or
          (4) failure by a successor company to assume the obligations under this Agreement; or
          (5) a change in the Executive’s principal office to a location outside the South Florida area.
Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of the Directors that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive’s employment under this Section 6(f), which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive’s employment, and the Company shall then be given the opportunity, within fifteen (15) days of its receipt of such notice to cure said event; provided, however, there shall be no period permitted to cure a second (2nd) occurrence of the same event and in no event will there be a required period to cure following the occurrence of two (2) events as described in this Section 6(f).
          g. Termination Following a Change of Control.

          (1) In the event that a Change in Control (as hereinafter defined) of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive’s employment under this Agreement upon thirty (30) days written notice given at any time within one (1) year after the occurrence of such event, and such termination of the Executive’s employment with the Company pursuant to this Section 6(g)(1), then, in any such event, such termination shall be deemed to be a Termination by the Company For Reasons Other than Cause and the Executive shall be entitled to such Compensation and benefits as set forth in Section 6(d) of this Agreement.
          (2) For purposes of this Agreement, “Change in Control” of the Company means a change in control (A) as set forth in Section 280G of the Internal Revenue Code or (B) of a nature that would be required to be reported in response to Item 2.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:
               (A) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Executive is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then having the right to vote as elections of directors; or,
               (B) the individuals who at the Effective Date constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then in office who were directors at the Effective Date; or
               (C) there is a failure to elect a majority of the Board of Directors from candidates nominated by management of the Company to the Board of Directors; or
               (D) the business of the Company for which the Executive’s services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.
Anything herein to the contrary notwithstanding, this Section 6(g)(2) will not apply under the following circumstances:
               (Y) where all or any portion of the stock of the Company is offered through an initial or subsequent public offering; and/or
               (Z) where the Executive gives the Executive’s explicit written waiver stating that for the purposes of this Section 6(g)(2), a Change in Control shall not be deemed to have occurred. The Executive’s participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.
          (3) An “Attempted Change in Control” shall be deemed to have occurred if any substantial attempt, accompanied by significant work efforts and expenditures of money, is made to accomplish a Change in Control, as described in Section 6(g)(2) above, whether or not such attempt is made with the approval of a majority of the then current members of the Board of Directors.
          (4) In the event that, within twelve (12) months of any Change in Control or Attempted Change in Control, the Company terminates the employment of the Executive under this

Agreement for any reason other than for Cause as defined in Section 6(c), or the Executive’s employment is constructively terminated as defined in Section 6(g)(5) below, then, in any such event, such termination shall be deemed to be a Termination by the Company for Reasons Other than for Cause and the Executive shall be entitled to such Compensation and benefits as set forth in Section 6(d) of this Agreement.
          (5) For purposes of this Section 6(g), the Executive’s employment shall be deemed constructively terminated, at the option of the Executive, in the event one or more of the following events occurs without the express written consent of the Executive:
               (A) a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the Executive’s position as described in Section 3; or
               (B) a material breach of the Agreement by the Company; or
               (C) a material reduction of the Executive’s benefits under any employee benefit plan, compensation plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the Effective Date, which reduction shall not be effectuated for similarly situated employees of the Company; or
               (D) failure by a successor company to assume the obligations under this Agreement; or
               (E) a change in the Executive’s principal office to a location outside the South Florida area.
          (6) Anything in this Section 6(g) to the contrary notwithstanding, in no event will any action or non-action by the Executive at any time prior to the first (1st) anniversary date of the applicable Change in Control or Attempted Change in Control (including any action or non-action prior to the Effective Date of this Agreement) be deemed consent to any of the events described in this Section 6(g).
          (7) Anything herein to the contrary notwithstanding, in the event the circumstances giving rise to an Attempted Change in Control are included in those circumstances giving rise to an actual Change in Control, the twelve (12) month period under this Section 6 will be deemed to have recommenced on the date the actual Change in Control occurred.
          h. Executive’s Obligations upon Termination. Upon the termination of the Term hereunder for whatever reason, Executive will (1) return to the Company all materials of the Company including, without limitation, Confidential Information (defined below) and all equipment, brochures, documents and materials of any kind, including those prepared by Executive in the scope of the Executive’s employment hereunder; (2) forthwith tender the Executive’s resignation from any office the Executive may hold in the Company; and (3) the Executive will not at any time after termination represent that the Executive is still connected with the Company.

     7. Covenant Not to Compete, Non-Solicitation and Non-Disclosure of Information.
          a. Covenant Not To Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill, continued patronage, and specifically the names and addresses of the Company’s clients constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Executive agrees to the following:
          (1) That during the Restrictive Period (defined herein) and within the Territory (defined herein), the Executive will not, individually or in conjunction with others, directly or indirectly engage in any Business Activities (as hereinafter defined) without the Company’s prior written consent.
          (2) For purposes of this Section 7, (A) “Restrictive Period” shall mean the Term and three (3) years after any termination under Section 6; (B) “Territory” shall mean Florida, the Bahamas and the portions of Cuba where the Business is conducted pursuant to the Services Agreement, as amended, between the Company and Gulfstream Air Charter (the “Services Agreement”) as of the Effective Date; and (C) “Business Activities” shall mean owning, managing, operating, assisting, joining, controlling or participating in the ownership, management, operation or control of, or being connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit company, organization or business in the Territory, that, directly or indirectly, competes with the Business (as such Business exists on the Effective Date). The definition of “Business Activities” shall not include the ownership of a five percent (5%) or less equity interest in any such company, organization or business that is a public corporation and shall not include any activities undertaken by Gulfstream Air Charter prior to the spin-off contemplated by the amendment to the Services Agreement and any activities undertaken by the entity which will be assigned and transferred certain assets and licenses of Gulfstream Air Charter pursuant to the amended Services Agreement or otherwise.
          b. Non-Solicitation. During the Restricted Period and within the Territory, the Executive shall not (1) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any airline code share partner of the Company to become a customer of any other Person for products or services the same as, or competitive with, those products and services sold, rented, leased, rendered or otherwise made available to airline code share partners by the Company as of the Effective Date, as well as products and services in any stage of development by the Company as of the Effective Date (although not yet commercialized or not generally available), or approach any such Person for such purpose or authorize the taking of such actions by any other Person or assist or participate with any such Person in taking such action, or (2) solicit, raid, entice, induce or contact (other than through means of general advertising), or attempt to solicit, raid, entice, induce or contact (other than through means of general advertising), any Person that currently is or at any time during the Restricted Period shall be (or, in the case of termination is at the time of termination), an employee, agent or consultant of or to the Company to leave the Company or do anything from which the Executive is restricted by reason of this Section 7, and the Executive shall not approach any such employee, agent or consultant for such purpose or authorize or participate with the taking of such actions by any other Person or assist or participate with any such Person in taking such action. “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) and shall be construed broadly.
          c. Non-Disclosure of Information.
          (1) The Executive acknowledges that the Company’s Confidential Information (defined below) is a valuable, special and unique asset of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company’s business is conducted, the Executive agrees that all Confidential Information heretofore or in the future obtained by the Executive as a result of the Executive’s association with the Company shall be considered confidential. In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, shall not, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Confidential Information or developments of the Company without the prior written consent of the Company.
          (2) “Confidential Information” means any and all intellectual property owned or used by the Company and other information not publicly available or generally available to the industry, which relates to specific matters concerning the Business of the Company. The Executive recognizes and agrees that all documents and objects containing any Confidential Information, whether developed by the Executive or by someone else for the Executive or the Company, will after the Effective Date become the exclusive property of the Company.
          d. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in this Section 7 are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision of this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.
          e. Injunctive Relief; Other. The Executive specifically agrees and acknowledges that the restrictions contained in this Section 7 are necessary to prevent harm to the Company and that the restrictions contained herein will not result in unreasonable harm to the Executive. The Executive further acknowledges that a breach of any provision of this Section 7 by the Executive would cause the Company to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by the Executive of the provisions of the covenants contained in this Section 7, the Company shall be entitled to injunctive relief to prevent or end such breach, without the requirement to post bond. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.
     8. Indemnification. The Executive shall continue to be covered by the indemnification provisions contained in the Articles of Incorporation and/or the Bylaws of the Company (the “Organizational Documents”) with respect to matters occurring on or prior to the date of termination of the Executive’s employment with the Company, subject to all the provisions of Florida and Federal law and the Organizational Documents then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by the Organizational Documents then in effect shall be paid by the Company on a current basis in accordance with such provision and Florida law. To the extent that any such payments by the Company pursuant to the Organizational Documents may be subject to repayment by the Executive pursuant to the provisions of the Organizational Documents, or pursuant to Florida or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Executive’s employment with the Company and as to which the Executive has been covered by such applicable provisions.

     9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.
     10. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive, to the Executive’s last place of business or residence as shown in the records of the Company, or in case of the Company, to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.
     11. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.
     12. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings between the parties hereto concerning the Executive’s employment with the Company, including but not limited to the Prior Employment Agreement. The Executive agrees that this Agreement constitutes the Executive’s explicit written waiver of the provisions of Section 6(g) of the Prior Employment Agreement. The Executive hereby agrees that, for the purposes of Section 6(g)(2) and Section 6(g)(3) of the Prior Employment Agreement, neither a Change in Control nor an Attempted Change in Control shall be deemed to have occurred prior to and including the Effective Date. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party to be charged.
     13. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original instrument, but all such counterparts together will constitute one agreement.
     14. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.
     15. Governing Law. The Company’s headquarters and principal place of business are located in, and this Agreement was formed in, and is being executed and accepted in, Dania, Florida. This Agreement will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Florida, without regard to its conflicts of law principals. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

     16. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.
     17. Headings. All section references contained herein refer to sections contained in this Agreement unless a different agreement, instrument or document is clearly indicated in the text of the reference. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     18. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.
     19. Severability. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement will finally be determined to be unlawful, such provision will be deemed to be severed from this Agreement, but every other provision of this Agreement will remain in full force and effect. If a court of competent jurisdiction should declare any part of this Agreement, including, without limitation, the covenants contained in Section 7, unenforceable because of any unreasonable restriction of activities, duration and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform such part to provide for reasonable restrictions, including the grant to the Company of such other relief at law or in equity reasonably necessary to protect the interests of Company.
     20. Rights of Third Parties. Nothing herein expressed or implied is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

THE COMPANY: GULFSTREAM INTERNATIONAL AIRLINES, INC.
By:	/s/ David Hackett
	Name:	David Hackett
Its: President

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

THE EXECUTIVE:
/s/ Thomas L. Cooper
THOMAS L. COOPER